Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE   April 20, 2011

ACME UNITED CORPORATION REPORTS FIRST QUARTER SALES INCREASE OF 10%

FAIRFIELD, CONN. – April 20, 2011 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the quarter ended March 31, 2011 were $14.4 million, compared to $13.1 million in the first quarter of 2010, an increase of 10%. Excluding the recent acquisition on February 28, 2011 of the Pac Kit Company, one of the oldest manufacturer’s of first aid products, comparable sales increased by 5%.

Net sales for the first quarter of 2011 in the U.S. segment increased 10% compared to the same period in 2010 primarily due to increased sales of the Company’s PhysiciansCare and Pac-Kit branded first aid products. Net sales in Canada in the first quarter of 2011 increased 18% in U.S. dollars and 11% in local currency compared to the same period in 2010.  The increase is primarily the result of the introduction of new products. European sales in the first quarter of 2011 increased 3% in U.S. dollars and 4% in local currency compared to the first quarter in 2010.

Gross margins were 37% in the first quarter of 2011 compared to 39% in the first quarter of 2010.  The lower gross margin in the first quarter of 2011 was mainly due to higher sales of seasonal over-the-counter medications.

Operating profit was $183,000 for the quarter ended March 31, 2011 compared to $301,000 for the comparable period last year.  Operating profit in the first quarter of 2011 was reduced by approximately $100,000 in transaction and integration costs related to the Pac Kit Company acquisition.

Net income was $120,000 or $.04 per diluted share for the quarter ended March 31, 2011 compared to $214,000 or $.07 per diluted share for the comparable period last year.  The decline in net income was the result of lower gross margins and the transaction costs associated with the acquisition of Pac-Kit.

Walter C. Johnsen, Chairman and CEO said, “Acme United had growth in all our business segments during the first quarter.  Our new Air Shoc garden tools began shipping, and were well received.  The integration of Pac Kit has progressed as planned, and we look forward to leveraging operating efficiencies during the coming quarters.”

The Company’s bank debt less cash on March 31, 2011 was $13.2 million compared to  $3.4 million on March 31, 2010.  On February 28, 2011 the Company paid approximately $3.5 million for the Pac Kit Company. Additionally, during the 12 month period ended March 31, 2011, Acme purchased 160,000 shares of its common stock for treasury for a total of approximately $1.7 million and paid $700,000 in dividends on its common stock. The Company also increased inventory by $3.8 million in preparation for seasonal sales in 201l.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and first aid products to the school, home, office, hardware and industrial markets.  Its leading brands include Westcott®, Clauss®, Camillus® PhysiciansCare ® and Pac-Kit ®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (iv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER REPORT 2011
(unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2011	March 31, 2010

Net sales	$14,401	$13,121
Cost of goods sold	9,093	8,008
Gross profit	5,308	5,113
Selling, general, and administrative expenses	5,125	4,812
Income from operations	183	301
Interest expense, net	47	20
Other (income) expense, net	(24)	14
Pre-tax income	161	267
Income tax expense	41	53
Net income	120	214

Shares outstanding - Basic	3,075	3,170
Shares outstanding - Diluted	3,105	3,274

Earnings per share - basic	0.04	0.07
Earnings per share - diluted	0.04	0.07

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FIRST QUARTER REPORT 2011
(Unaudited)

Amounts in $000's

	March 31, 2011	March 31, 2010
Assets
Current assets:
Cash	$5,102	$5,468
Accounts receivable, net	12,711	10,230
Inventories	23,354	18,497
Prepaid and other current assets	1,614	1,229
Total current assets	42,780	35,424

Property and equipment, net	2,376	2,049
Long term receivable	1,825	1,879
Intangible assets, less amortization	3,354	1,846
Other assets	1,032	710
Total assets	$51,367	$41,908

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$3,379	$4,030
Other current liabilities	2,406	2,581
Total current liabilities	5,784	6,611

Long-term debt	18,345	8,908
Other non-current liabilities	1,523	1,815
Total liabilities	25,652	17,334
Total stockholders' equity	25,714	24,574
Total liabilities and stockholders' equity	$51,367	$41,908